Exhibit 99

Tennant Company Reports First Quarter 2024 Results

Delivers Net Sales and Strong Net Income Growth

Expands Adjusted EBITDA Margin

MINNEAPOLIS, MN (May 3, 2024)—Tennant Company ("Tennant" or the "Company") (NYSE: TNC) today reported its financial results for the quarter ended March 31, 2024.

(In millions, except per share data)	Three Months Ended March 31,
	2024	2023	Increase
Net sales	$311.0	$305.8	1.7%
Net income	$28.4	$24.3	16.9%
Diluted EPS	$1.49	$1.30	14.6%

Adjusted diluted EPS	$1.81	$1.45	24.8%
Adjusted EBITDA	$54.9	$47.9	14.6%
Adjusted EBITDA margin %	17.7%	15.7%	200 bps

Highlights
•Delivered net sales of $311.0 million for the first quarter of 2024, an increase of 1.7% from the first quarter of 2023, or 0.9% on an organic basis, driven primarily by strong pricing realization.

•Achieved Adjusted EBITDA of $54.9 million in the first quarter of 2024, compared to $47.9 million in the prior-year period, an increase of $7.0 million. Adjusted EBITDA margin of 17.7% improved 200 basis points primarily due to gross margin improvements partially offset by higher selling and administrative expenses.

•Acquired TCS EMEA GmbH ("TCS"), Tennant Company's largest Central and Eastern Europe distributor, to accelerate growth in the EMEA region. The acquisition gives Tennant a knowledgeable and experienced sales force and an established direct channel into countries including Romania, Hungary, Czech Republic, and Slovakia, along with an expanded network in Austria, Switzerland, Poland, and other nations in the region, as well as the Middle East and Africa.

•Acquired a minority stake in Brain Corp and signed an exclusive technology agreement in February to fuel the next generation of AI-enabled robotic cleaning technologies, expected to enhance customer return on investment, and accelerate Autonomous Mobile Robotic ("AMR") revenue growth.

•Announced the launch of Tennant-branded i-mop® Lite and i-mop® XL Plus scrubber products into the markets of Brazil, France, Portugal and Spain. This international expansion illustrates Tennant Company’s strategy to lead the conversion from manual to mechanized cleaning by expanding accessibility of our small-space micro-scrubber portfolio.

•Announced it will host an Investor Day on Monday, May 13, 2024, beginning at 9:00 a.m. Eastern Time at the New York Stock Exchange.

“Building on the momentum and success from 2023, we are pleased to deliver a strong first quarter performance. Our multi-year investments to drive core growth and launch innovative new products have helped position us well to begin the execution of our new enterprise strategy, including growth through acquisitions,” said Dave Huml, Tennant President and Chief Executive Officer. "We are excited to have successfully completed two transactions in the first quarter – the acquisition of a major distributor in EMEA that will unlock
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Page 2 – Tennant Company Reports First Quarter 2024 Results
new growth opportunities and the investment in the exclusive technology agreement with Brain Corp, which will accelerate AMR adoption.”

Net Sales
Consolidated net sales for the first quarter of 2024 totaled $311.0 million, a 1.7% increase compared to consolidated net sales of $305.8 million in the first quarter of 2023. The components of the consolidated net sales change were as follows:

Three Months Ended March 31,
2024 vs. 2023
Price	4.6%
Volume	(3.7)%
Organic growth	0.9%
Acquisitions	0.3%
Foreign currency	0.5%
Total growth	1.7%

Organic Sales
Organic sales, which exclude the effects of foreign currency and acquisitions, increased 0.9% compared to the prior year, led by strong equipment sales, particularly in the Americas region, partially offset by lower sales in the EMEA and APAC regions. Volumes in the current period were impacted by volume decline in EMEA and a change in product mix, specifically a shift from smaller, commercial-application equipment to larger, industrial-application equipment. Backlog shipped in the quarter was largely concentrated in our large industrial-application equipment, which generally has a higher average selling price per unit.

	Three Months Ended March 31, 2024
	Americas	EMEA	APAC	Total
Organic net sales growth	5.1%	(9.2)%	(1.1)%	0.9%

Americas: The 5.1% increase in the Americas, which includes all of North America and Latin America, was driven primarily by price realization and favorable product and channel mix across the region. This was partially offset by unit volume decreases in North America, specifically in our commercial-application machines, which had a higher backlog benefit in the prior-year period.

EMEA: The 9.2% decrease in EMEA, which includes Europe, the Middle East and Africa, was due to volume declines in both equipment and parts and consumables partly offset by price realization in all product categories. EMEA volumes, particularly in France and Germany, were impacted by weaker-than-expected market conditions and a smaller contribution from backlog reduction in the current period.

APAC: The 1.1% decrease in APAC, which includes China, Australia, Japan and other Asian markets, was primarily due to volume declines in China and Australia, partially offset by price realization in Australia.

Operating Results
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Page 3 – Tennant Company Reports First Quarter 2024 Results
Gross profit margin of 44.2% was 320 basis points higher in the first quarter of 2024 compared to the first quarter of 2023. The increase was the result of price realization and cost-out initiatives, which more than offset the impact of inflation. Favorable product mix and an increase in direct sales compared to the first quarter of 2023 also contributed to higher margins.

Selling and Administrative ("S&A") expense totaled $89.9 million in the first quarter of 2024, an $8.2 million increase compared to the first quarter of 2023, and included $2.5 million of ERP modernization costs and $1.5 million of transaction costs associated with our investment in Brain Corp and acquisition of TCS. Excluding these non-GAAP costs, Adjusted S&A as a percent of net sales was 27.6% in the first quarter of 2024 lapping an unusually low 26.7% in the first quarter 2023. The increase was due in part to higher compensation expense related to incremental headcount added to enable the Company's enterprise growth strategy.

Adjusted EBITDA was $54.9 million in the first quarter of 2024, compared to $47.9 million in the prior-year period. The improvement in Adjusted EBITDA was primarily due to gross margin expansion driven by price realization partially offset by increases in S&A expense. Adjusted EBITDA margin for the first quarter 2024 was 17.7%, a 200-basis-point increase over the prior-year period benefiting from operating leverage created by gross margin expansion.

Net income was $28.4 million in the first quarter of 2024 compared to $24.3 million in the first quarter of 2023. Adjusted net income was $34.7 million in the first quarter of 2024, an increase of $7.6 million compared to the first quarter of 2023. The increase was primarily driven by operating performance noted above, a decrease in interest expense due to lower debt amounts and a discrete tax benefit associated with employee stock option exercises.

Cash Flow, Liquidity and Capital Allocation
Tennant generated $2.9 million in cash flow from operations during the first quarter of 2024, a $28.2 million decrease compared to the prior-year period. The decrease was primarily driven by increases in variable compensation payouts related to the prior-year operating performance as well as investments in ERP modernization costs totaling $7.2 million.

Liquidity remained strong with a balance of $88.8 million in cash and cash equivalents as of the end of the first quarter, and approximately $321.8 million of unused borrowing capacity on the Company’s revolving credit facility.

The Company continues to deploy cash flow toward operational capital needs and to return capital to shareholders in line with its capital allocation priorities. During the first quarter, the Company invested $3.0 million in capital expenditures and returned $6.4 million to shareholders through dividends and share repurchases. As previously mentioned, the Company also executed on its strategic acquisition strategy, deploying $32.1 million toward a minority investment in Brain Corp and $25.5 million to acquire TCS. The Company continues to effectively manage debt and maintain a strong balance sheet, keeping its net leverage at the low end of its targeted range.

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Page 4 – Tennant Company Reports First Quarter 2024 Results
2024 Guidance
For 2024, Tennant reaffirms the following guidance ranges provided in its fourth quarter 2023 earnings release:

(In millions, except per share data)	2024 Guidance Ranges
Net sales	$1,270 - $1,295
Organic net sales growth	2.0% - 4.0%
Adjusted diluted net income per share*	$6.05 - $6.65
Adjusted EBITDA*	$198 - $213
Adjusted EBITDA margin	15.6% - 16.4%
Capital expenditures	$20 - $25
Adjusted effective tax rate*	22% - 27%

*Excludes ERP modernization costs, other certain nonoperational items and amortization expense.

Conference Call
Tennant will host a conference call to discuss its 2024 first quarter results today, May, 3, 2024, at 10 a.m. Central Time (11 a.m. Eastern Time). The conference call and accompanying slides will be available via webcast on Tennant's investor website. To listen to the call live and view the slide presentation, go to investors.tennantco.com and click on the link at the bottom of the overview page. A replay of the conference call, with slides, will be available at investors.tennantco.com.

Company Profile
Founded in 1870, Tennant Company (TNC), headquartered in Eden Prairie, Minnesota, is a world leader in the design, manufacture and marketing of solutions that help create a cleaner, safer and healthier world. Its products include equipment for maintaining surfaces in industrial, commercial and outdoor environments; detergent-free and other sustainable cleaning technologies; and cleaning tools and supplies. Tennant's global field service network is the most extensive in the industry. Tennant Company had sales of $1.24 billion in 2023 and has approximately 4,500 employees. Tennant has manufacturing operations throughout the world and sells products directly in 15 countries and through distributors in more than 100 countries. For more information, visit www.tennantco.com and www.ipcworldwide.com. The Tennant Company logo and other trademarks designated with the symbol “®” are trademarks of Tennant Company registered in the United States and/or other countries.

Forward-Looking Statements
Certain statements contained in this document are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These statements do not relate to strictly historical or current facts and provide current expectations or forecasts of future events. Any such expectations or forecasts of future events are subject to a variety of factors. These include factors that affect all businesses operating in a global market as well as matters specific to us and the markets the Company serves. Particular risks and uncertainties presently facing it include: economic uncertainty throughout the world; geopolitical tensions or health epidemics; the Company's ability to comply with global laws and regulations; the Company's ability to adapt pricing to the competitive marketplace and customer pricing sensitivities; the competition in the Company's business; fluctuations in the cost, quality or availability of raw materials and purchased components; increasing cost pressures; unforeseen product liability claims or product quality issues; the Company's ability to attract, retain and develop key personnel and create effective succession planning strategies; the Company's ability to effectively develop and manage strategic planning and growth processes and the related operational plans; the Company's ability to successfully upgrade and evolve its information technology systems; the Company's ability to successfully protect our information technology systems from cybersecurity risks; the occurrence of a significant business interruption; the Company's ability to maintain the health and safety of its workers; the Company's ability to integrate acquisitions; and the Company's ability to develop and commercialize new innovative products and services.

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Page 5 – Tennant Company Reports First Quarter 2024 Results
The Company cautions that forward-looking statements must be considered carefully and that actual results may differ in material ways due to risks and uncertainties both known and unknown. Information about factors that could materially affect the Company's results can be found in its 2023 Form 10-K. Shareholders, potential investors and other readers are urged to consider these factors in evaluating forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.

The Company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. Investors are advised to consult any further disclosures by the Company in its filings with the Securities and Exchange Commission and in other written statements on related subjects. It is not possible to anticipate or foresee all risk factors, and investors should not consider any list of such factors to be an exhaustive or complete list of all risks or uncertainties.

Non-GAAP Financial Measures
This news release and the related conference call include presentation of Non-GAAP measures that include or exclude special items of a nonrecurring and/or nonoperational nature (hereinafter referred to as “special items”). Management believes that the Non-GAAP measures provide useful information to investors regarding the Company’s results of operations and financial condition because they permit a more meaningful comparison and understanding of Tennant Company’s operating performance for the current, past or future periods. Management uses these Non-GAAP measures to monitor and evaluate ongoing operating results and trends and to gain an understanding of the comparative operating performance of the Company.

The Company believes that disclosing selling and administrative (“S&A”) expense – as adjusted, S&A expense as a percent of net sales – as adjusted, operating income – as adjusted, operating margin – as adjusted, income before income taxes – as adjusted, income tax expense – as adjusted, net income – as adjusted, net income per diluted share – as adjusted, EBITDA – as adjusted, and EBITDA margin – as adjusted (collectively, the “Non-GAAP measures”), excluding the impacts from special items, is useful to investors as a measure of operating performance. The Company use these measures to monitor and evaluate operating performance. The Non-GAAP measures are financial measures that do not reflect United States Generally Accepted Accounting Principles (GAAP). The Company calculates the Non-GAAP measures by adjusting for ERP modernization costs, transaction-related costs and amortization expense. The Company calculates income tax expense – as adjusted by adjusting for the tax effect of these Non-GAAP measures. The Company calculates net income per diluted share – as adjusted by adjusting for the after-tax effect of these Non-GAAP measures and dividing the result by the diluted weighted average shares outstanding. The Company calculates EBITDA margin – as adjusted by dividing EBITDA – as adjusted by net sales.

INVESTOR RELATIONS CONTACT:

Lorenzo Bassi
Vice President, Finance and Investor Relations
investors@tennantco.com
763-540-1242

FINANCIAL TABLES FOLLOW
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Page 6 – Tennant Company Reports First Quarter 2024 Results
TENNANT COMPANY
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(In millions, except shares and per share data)	Three Months Ended March 31,
	2024	2023
Net sales	$311.0	$305.8
Cost of sales	173.5	180.3
Gross profit	137.5	125.5
Selling and administrative expense	89.9	81.7
Research and development expense	10.1	7.9
Operating income	37.5	35.9
Interest expense, net	(2.3)	(3.7)
Net foreign currency transaction loss	(0.2)	(0.1)
Other income (expense), net	0.1	(0.1)
Income before income taxes	35.1	32.0
Income tax expense	6.7	7.7
Net income	$28.4	$24.3

Net income per share
Basic	$1.52	$1.32
Diluted	$1.49	$1.30

Weighted average shares outstanding
Basic	18,665,570	18,449,430
Diluted	19,077,767	18,682,268
GEOGRAPHICAL NET SALES(1) (Unaudited)

	Three Months Ended March 31,
	2024	2023	% Change
Americas	$215.6	$204.4	5.5%
Europe, Middle East and Africa	76.8	82.1	(6.5)%
Asia Pacific	18.6	19.3	(3.6)%
Total	$311.0	$305.8	1.7%
(1) Net of intercompany sales.
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Page 7 – Tennant Company Reports First Quarter 2024 Results
TENNANT COMPANY
CONSOLIDATED BALANCE SHEETS (Unaudited)

(In millions, except shares and per share data)	March 31, 2024	December 31, 2023
ASSETS
Cash, cash equivalents, and restricted cash	$88.8	$117.1
Receivables, less allowances of $7.1 and $7.2, respectively	257.3	247.6
Inventories	181.4	175.9
Prepaid and other current assets	33.6	28.5
Total current assets	561.1	569.1
Property, plant and equipment, less accumulated depreciation of $307.4 and $304.0, respectively	184.7	187.7
Operating lease assets	40.4	41.7
Goodwill	192.2	187.4
Intangible assets, net	72.3	63.1
Other assets	101.0	64.4
Total assets	$1,151.7	$1,113.4
LIABILITIES AND EQUITY
Current portion of long-term debt	$7.2	$6.4
Accounts payable	124.9	111.4
Employee compensation and benefits	46.7	67.3
Other current liabilities	81.6	88.6
Total current liabilities	260.4	273.7
Long-term debt	207.4	194.2
Long-term operating lease liabilities	27.1	27.4
Employee benefits	13.7	13.3
Deferred income taxes	8.4	5.0
Other liabilities	18.8	21.5
Total long-term liabilities	275.4	261.4
Total liabilities	$535.8	$535.1
Common Stock, $0.375 par value; 60,000,000 shares authorized; 19,006,838 and 18,631,384 shares issued and outstanding, respectively	7.1	7.0
Additional paid-in capital	86.5	64.9
Retained earnings	570.5	547.4
Accumulated other comprehensive loss	(49.5)	(42.3)
Total Tennant Company shareholders' equity	614.6	577.0
Noncontrolling interest	1.3	1.3
Total equity	615.9	578.3
Total liabilities and total equity	$1,151.7	$1,113.4
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Page 8 – Tennant Company Reports First Quarter 2024 Results
TENNANT COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In millions)	Three Months Ended March 31,
	2024	2023
OPERATING ACTIVITIES
Net income	$28.4	$24.3
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	9.6	8.3
Amortization expense	3.9	3.9
Deferred income tax benefit	(1.0)	(2.0)
Share-based compensation expense	3.2	1.2
Bad debt and returns expense	0.3	1.0
Other, net	0.1	0.2
Changes in operating assets and liabilities:
Receivables	(10.1)	(2.5)
Inventories	(9.2)	(1.5)
Accounts payable	13.9	(6.6)
Employee compensation and benefits	(20.3)	0.5
Other assets and liabilities	(15.9)	4.3
Net cash provided by operating activities	2.9	31.1
INVESTING ACTIVITIES
Purchases of property, plant and equipment	(3.0)	(6.8)
Purchase of investment	(32.1)	—
Payments made in connection with business acquisition, net of cash acquired	(25.5)	—
Investment in leased assets	(0.2)	(0.2)
Cash received from leased assets	0.2	0.2
Net cash used in investing activities	(60.6)	(6.8)
FINANCING ACTIVITIES
Proceeds from borrowings	40.0	20.0
Repayments of borrowings	(26.2)	(21.4)
Change in finance lease obligations	—	0.2
Proceeds from exercise of stock options, net of employee tax withholdings obligations	19.5	0.8
Repurchases of common stock	(1.1)	(5.0)
Dividends paid	(5.3)	(4.9)
Net cash provided by (used) in financing activities	26.9	(10.3)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	2.5	—
Net (decrease) increase in cash, cash equivalents and restricted cash	(28.3)	14.0
Cash, cash equivalents and restricted cash at beginning of period	117.1	77.4
Cash, cash equivalents and restricted cash at end of period	$88.8	$91.4
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TENNANT COMPANY
SUPPLEMENTAL NON-GAAP FINANCIAL TABLES
Reported to Adjusted Net Income and Net Income Per Share

(In millions, except per share data)	Three Months Ended March 31,
	2024	2023
Net income - as reported	$28.4	$24.3
Adjustments:
Amortization expense	2.9	2.8
ERP modernization costs (S&A expense)	1.9	—
Transaction-related costs (S&A expense)	1.5	—
Net income - as adjusted	$34.7	$27.1

Net income per share - as reported:
Diluted	$1.49	$1.30
Adjustments:
Amortization expense	0.15	0.15
ERP modernization costs (S&A expense)	0.10	—
Transaction-related costs (S&A expense)	0.08	—
Net income per diluted share - as adjusted	$1.81	$1.45

Reported Net Income to Adjusted Earnings Before Interest, Taxes, Depreciation, and Amortization (EBITDA)

(In millions)	Three Months Ended March 31,
	2024	2023
Net income - as reported	$28.4	$24.3
Less:
Interest expense, net	2.3	3.7
Income tax expense	6.7	7.7
Depreciation expense	9.6	8.3
Amortization expense	3.9	3.9
EBITDA	50.9	47.9
Adjustments:
ERP modernization costs (S&A expense)	2.5	—
Transaction-related costs (S&A expense)	1.5	—
EBITDA - as adjusted	$54.9	$47.9
EBITDA margin - as adjusted	17.7%	15.7%
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TENNANT COMPANY
SUPPLEMENTAL NON-GAAP FINANCIAL TABLES
Reported to Adjusted Selling and Administrative Expense (S&A expense) and Operating Income

(In millions)	Three Months Ended March 31,
	2024	2023
S&A expense - as reported	$89.9	$81.7
S&A expense as a percent of net sales - as reported	28.9%	26.7%
Adjustments:
ERP modernization costs (S&A expense)	(2.5)	—
Transaction-related costs (S&A expense)	(1.5)	—
S&A expense - as adjusted	$85.9	$81.7
S&A expense as a percent of net sales - as adjusted	27.6%	26.7%

Operating income - as reported	$37.5	$35.9
Operating margin - as reported	12.1%	11.7%
Adjustments:
ERP modernization costs (S&A expense)	2.5	—
Transaction-related costs (S&A expense)	1.5	—
Operating income - as adjusted	$41.5	$35.9
Operating margin - as adjusted	13.3%	11.7%
Reported to Adjusted Income Before Income Taxes and Income Tax Expense

(In millions)	Three Months Ended March 31,
	2024	2023
Income before income taxes - as reported	$35.1	$32.0
Adjustments:
Amortization expense	3.9	3.9
ERP modernization costs (S&A expense)	2.5	—
Transaction-related costs (S&A expense)	1.5	—
Income before income taxes - as adjusted	$43.0	$35.9

Income tax expense - as reported	$6.7	$7.7
Effective tax rate - as reported	19.1%	24.1%
Adjustments(1):
Amortization expense	1.0	1.1
ERP modernization costs (S&A expense)	0.6	—
Income tax expense - as adjusted	$8.3	$8.8
Effective tax rate - as adjusted	19.3%	24.5%
(1) In determining the tax impact, we applied the statutory rate in effect for each jurisdiction where income or expenses were generated.

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TENNANT COMPANY
SUPPLEMENTAL NON-GAAP FINANCIAL TABLES
Reported to Free Cash Flows

(In millions)	Three Months Ended March 31,
	2024	2023
Cash provided by operating activities - as reported	$2.9	$31.1
Less:
Capitalized expenditures	(3.0)	(6.8)
Free cash flows	$(0.1)	$24.3
Adjustments:
ERP modernization spend	7.2	—
Free cash flows - as adjusted	$7.1	$24.3
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